Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES DANIELA O’LEARY-GILL TO ITS BOARD OF DIRECTORS

RIVERWOODS, IL, June 1, 2023— Discover Financial Services (DFS) announced today that Daniela O’Leary-Gill will join the company’s Board of Directors, effective as of June 14, 2023. O’Leary-Gill previously served as a director on the Discover Bank Board where she served on the Audit & Risk Committee. She is the former Chief Operating Officer of BMO U.S. for BMO Financial Group.

For more than 25 years, O’Leary-Gill held progressively senior P&L, strategy, and governance leadership roles, globally and in the U.S., for BMO Financial Group. In her last role with BMO, as Chief Operating Officer, BMO U.S., she was a member of BMO’s U.S. Executive Committee.

O’Leary-Gill will serve on the Board’s Audit Committee. She joins Beverley A. Sibblies, also a member of the Discover Bank Board, who was recently elected to the DFS Board and serves on the Audit Committee.

The Company also announced that Mary K. Bush will be resigning from its Board of Directors effective June 2, 2023.

“Daniela’s nearly three decades of experience in the banking industry, and knowledge of Discover through her prior service on the Discover Bank Board further strengthens our Board and will help us succeed in becoming a leading digital consumer bank,” said Thomas Maheras, Chair of the Board. “While the Board will miss Mary’s exemplary leadership and commitment during her tenure on the Board, and is grateful to her for her service, the Board is committed to thoughtful refreshment and succession planning as demonstrated by the recent addition of Beverley Sibblies to the Board. Both Daniela’s and Beverley’s experience with governance and regulatory issues will provide valuable contributions to the Company.”

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

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